ASSET PURCHASE AGREEMENT

dated as of May 19, 2005

by and between

MOMS PHARMACY, INC.

and

ORIS MEDICAL SYSTEMS, INC.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of May 19, 2005, is by and between MOMS PHARMACY, INC., a California corporation (“Buyer”), and ORIS MEDICAL SYSTEMS, INC., a Washington corporation (“Seller”).

A. Seller is the licensee under a Distribution and License Agreement effective as of March 1, 2005 with Ground Zero Software, Inc. (“Ground Zero”), a copy of which is attached hereto as Exhibit A (the “Ground Zero Agreement”), relating to, among other things, a computer software program known as LabTracker - HIV™ (“LabTracker”), and has developed and owns or uses other intellectual property, including the Oris System.

B. Buyer desires to purchase and Seller desires to sell, transfer and deliver to Buyer Seller’s right title and interest in and to the Ground Zero Agreement and certain intellectual property, and Buyer desires to have an option to purchase and Seller desires to grant to Buyer an option to purchase certain other assets of Seller, on the terms and conditions set forth in this Agreement.

The parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein (including the schedules hereto, unless otherwise defined therein), shall have the following meanings:

1.1  “1934 Act” shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

1.2  “Accounting” shall have the meaning set forth in Section 2.4.

1.3  “Acquired Assets” shall mean all of Seller’s right, title and interest in and to the Space Lease, the Intellectual Property and all related goodwill, customer lists, books, records, files and other information in tangible form specifically pertaining to any of the Intellectual Property.

1.4  “Affiliate” shall mean any Person that directly or indirectly controls or owns, is controlled by or owned by or is under common control or ownership with another Person.

1.5  “Allion” shall mean Allion Healthcare, Inc., a Delaware corporation.

1.6  “Assets” shall mean the Acquired Assets and, to the extent Buyer exercises the Option, the Option Assets.

1.7  “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in New York, New York.

1.8  “Buyer Claimant” shall have the meaning set forth in Section 8.2 of this Agreement.

1.9  “Change in Control” shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

1.10  “Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

1.11  “Closing” shall mean the closing of the purchase and sale of the Assets, as contemplated by this Agreement.

1.12  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.13  “Contract” shall have the meaning set forth in Section 4.9 of this Agreement.

1.14  “Earnout Payment” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.15  “Earnout Period” shall mean the period beginning on the Closing Date and continuing until the earlier of the date that is forty (40) months thereafter, the date that the Maximum Earnout Payment is made, or the date that the payment under Section 2.3(a) or 2.3(b)(ii) is made.

1.16  “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, whether written or unwritten, and whether maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) on behalf of any of the current, former or retired employees of Seller or its beneficiaries or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary.

1.17  “Encumbrance” shall mean any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

1.18  “Environment” shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

1.19  “Environmental Laws” shall mean any federal, state, local or foreign law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

1.20  “Environmental Liabilities” shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (a) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned or operated by Seller or any of its Affiliates, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Seller or any of its Affiliates, or (iii) the violation of any Environmental Laws or (b) which arise under the Environmental Laws.

1.21  “Equipment” shall mean all items of machinery, equipment, computers, tools, parts, furniture and fixtures set forth on Schedule 4.6 and all other items of machinery, equipment, computers, tools, parts, furniture and fixtures owned by Seller.

1.22  “ERISA Affiliate” shall have the meaning set forth in the definition of “Employee Benefit Plan”.

1.23  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.24  “Excluded Assets” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.25  “Excluded Liabilities” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.26  “GE” shall have the meaning set forth in Section 9.7 of this Agreement.

1.27  “Ground Zero Agreement” shall have the meaning set forth in Recital A.

1.28  “Ground Zero Payment” shall mean (a) twenty-five (25%) of any Earnout Payment due to Seller for Slots filled through University California San Diego, Garden State Infectious Disease Associates, Fresno Community Medical Center, Wellspring Medical Group, University of Miami Medical Center, and University of South Florida Medical Center; and (b) except as stated in (a), fifteen percent (15%) of any Earnout Payment due to Seller hereunder.

1.29  “Hazardous Discharge” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping (including the movement of any material through or in air, soil, surface or groundwater) of Hazardous Substances, whether on, off, under or from the Real Property or any other real property owned, operated, leased or used at any time by Seller or its predecessors.

1.30  “Hazardous Substances” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials, wastes or substances regulated or defined as or included in the definition of “hazardous substances,”“hazardous materials,”“hazardous constituents,”“toxic substances,”“pollutants,”“contaminants” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

1.31  “HIPAA” shall have the meaning set forth in Section 4.9 of this Agreement.

1.32  “Included Liabilities” shall have the meaning set forth in Section 2.1(a)(ii) of this Agreement.

1.33  “Indemnitee” and “Indemnitor” shall have the meanings set forth in Section 8.4(a) of this Agreement.

1.34  “Initial Payment” shall have the meaning set forth in Section 2.2(a) of this Agreement.

1.35  “Intellectual Property” means (a) all United States and foreign patents and pending patent applications, trademarks, service marks and trade names held by Oris, including the marks and patents described on Schedule 4.8 of this Agreement, and copyrights, and registrations and pending applications, computer programs and software, research and development, know-how, inventions and other proprietary processes and information of any kind owned or licensed by Oris, and all software necessary or desirable to run Equipment owned or licensed by Oris, all as set forth on Schedule 4.8 of this Agreement; (b) all copies and tangible embodiments of the foregoing; and (c) the right to sue for misappropriation or infringement of any of the foregoing occurring after the Closing.

1.36  “IPO” means an underwritten public offering of any shares of Allion’s common stock resulting in aggregate proceeds to Allion in excess of $25 million.

1.37  “IRS” shall mean the Internal Revenue Service.

1.38  “LabTracker” shall have the meaning set forth in Recital A.

1.39  “Losses” shall have the meaning set forth in Section 8.2 of this Agreement.

1.40  “Material Adverse Effect” shall mean any material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, operations of Seller or the Assets.

1.41  “Maximum Earnout Payment” shall have the meaning set forth in Section 2.2(b).

1.42  “Multiemployer Plan” shall have the meaning set forth in Section 4.11(c).

1.43  “Multiple Employer Plan” shall have the meaning set forth in Section 4.11(c).

1.44  “Option Assets” shall mean all of Seller’s right, title and interest in and to all of its assets and properties, whether tangible or intangible, other than the Acquired Assets, and including, without limitation, the Contracts, the Equipment, inventory, supplies, packaging and shipping materials, tenant improvements, manufacturers warranties and all other information pertaining to the Option Assets.

1.45  “Option” shall mean Buyer’s right to, at the Closing, acquire any or all of the Options Assets, for no additional consideration paid to Seller or any other Person, upon ten (10) Business Days’ prior written notice to Seller at any time prior to the Closing of the identity of the particular Option Assets as to which Buyer has determined to exercise the Option.

1.46  “Oris System” shall mean the electronic prescribing system known as the “Oris System”, which system is comprised of hardware, software and firmware components.

1.47  “Person” shall mean any natural person, corporation, professional corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

1.48  “Projected Future Earnout Payments” shall have the meaning set forth in Section 2.3(c)(i) of this Agreement.

1.49  “Purchase Price” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.50  “Quarterly Slots” shall have the meaning set forth in Section 2.2(c)(i) of this Agreement.

1.51  “Real Property” shall mean the real property leased pursuant to the Space Lease.

1.52  “Related Party” shall have the meaning set forth in Section 4.13 of this Agreement.

1.53  “Restricted Period” and “Restricted Territory” shall have the meanings set forth in Section 7.1 of this Agreement.

1.54  “Seller Claimant” shall have the meaning set forth in Section 8.3 of this Agreement.

1.55  “Signing Shareholders” shall have the meaning set forth in Section 4.2 of this Agreement.

1.56  “Slot(s)” shall mean any natural person who is or has been a patient of a physician customer of Buyer and/or Affiliates on or after the date hereof where the physician customer is or has utilized LabTracker and/or the Oris System and such patient has chosen to have his/her prescription filled by Buyer or an Affiliate of Buyer. “Slots” shall include each individual who has ceased to be a patient of a customer of Buyer for as long as that individual’s prescription continues to be refilled by any wholesale, retail or internet pharmacy operated or owned by Buyer or an Affiliate of Buyer (not taking into consideration such natural persons that have ceased utilizing a pharmacy owned or operated by Allion on the date as of which the number of Slots is calculated).

1.57  “Space Lease” means that certain space lease by and between Seller, as tenant, and Janez Properties, as landlord, to be entered into prior to the Closing.

1.58  “Taxes” (or “Tax” where the context requires) shall mean all federal, state, local, foreign or other taxes, duties, or similar charges (including, without limitation, income (whether net or gross), profits, premium, estimated, excise, sales, use, environmental (including taxes under Code Section 59A), occupancy, franchise, license, value added stamp, windfall profits, social security, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gains, withholding, occupation, employment and payroll related and property taxes, alternative or add-on, minimum or estimated, import and export duties and other governmental charges and assessments) imposed by any taxing or governmental authority on or payable by Seller or any other party with respect to the income, operations, products, assets or properties of Seller, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

ARTICLE II

SALE AND PURCHASE OF THE ASSETS

2.1     Purchase of the Assets.

(a)  Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in, and the schedules to, this Agreement:

(i)  At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller the Assets, free and clear of all Encumbrances; and

(ii)  At the Closing, Seller shall assign, and Buyer shall assume and agree to perform, pay and discharge all obligations under or associated with the Assets which accrues on or after the Closing Date, except the Excluded Liabilities (the “Included Liabilities”).

(b)  Notwithstanding anything contained in this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, any of the assets of Seller listed on Schedule 2.1(b) (the “Excluded Assets”).

(c)  Except as set forth in Section 2.1(a)(ii) above, Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of Seller, including of Seller’s business, of any kind whatsoever (the “Excluded Liabilities”), and Seller shall pay, fulfill, perform and discharge such Excluded Liabilities. The Excluded Liabilities include, without limitation:

(i)  Legal, accounting, brokerage, finder’s fees, Taxes or other expenses incurred by Seller or any Affiliate, including, without limitation, in connection with this Agreement or the consummation of the transactions contemplated hereby;

(ii)  Any intercompany debt or other liability or obligation of any nature between Seller and any past or present Related Party of Seller;

(iii)  Liabilities or obligations incurred by Seller or any Affiliate of Seller after the Closing;

(iv)  Any obligation or liability relating to any litigation or any claim arising out of any dispute, the elements of which occurred prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior to or subsequent to the Closing;

(v)  Any liability for any Taxes accrued to or incurred by Seller or any Affiliate of Seller or relating to operations, products or assets of Seller or any Affiliate of Seller or arising as a consequence of the transactions contemplated hereby;

(vi)  Any liability or costs (including, without limitation, costs of remediation) arising out of or relating to a Hazardous Discharge or the release, discharge or disposal of any solid wastes or the handling, storage, use, transportation or disposal of any of the foregoing, as these terms are defined by the Environmental Laws in, on, under or from facilities of Seller at any time prior to the Closing, regardless of whether such liability or costs arise before or after Closing and whether or not in breach of any representation or warranty under this Agreement; provided that this Section shall not create any liability for Seller that does not exist under the Environmental Laws;

(vii)  Any liability or obligation to employees, government agencies or other third parties in connection with any option plan, pension plan, other ERISA plan or other Employee Benefit Plan, and any health, dental or life insurance benefits, whether or not insured and whether or not disclosed on any schedule hereto;

(viii)  Any liability or obligation under any contract or commitment that is not a Contract assigned to Buyer hereunder, or any default by Seller in respect of such contract or other commitment or obligation of Seller;

(ix)  Any liability or obligation to employees in the nature of accrued payroll, vacation, holiday or sick pay, worker’s compensation relating to the period prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior or subsequent to the Closing; and

(x)  Any trade debt, accounts payable, notes payable and bank debts.

2.2     Purchase Price.

(a)  At the Closing Date, in consideration for the Assets, Buyer shall: (i) pay to Seller an amount in cash equal to Nine Hundred Thousand Dollars ($900,000) (the “Initial Payment”); and (ii) Seller shall pay fifteen percent (15%) of the Initial Payment less deductions for direct out of pocket expenses of Seller related to the transactions contemplated by this Agreement to Ground Zero. On the date hereof, Buyer shall pay to Seller One Hundred Thousand Dollars ($100,000) and Seller shall pay fifteen percent (15%) of such payment less deductions for direct out of pocket expenses of Seller related to the transactions contemplated by this Agreement to Ground Zero.

(b)  In addition, in consideration for the Assets, Buyer shall pay to Seller an amount equal to (i) (A) One Thousand Dollars ($1,000) multiplied by (B) (x) the number of Slots during the Earnout Period, minus (y) the number of Slots immediately prior to the date hereof, minus (ii) the Ground Zero Payment (the “Earnout Payment” and, together with the Initial Payment, the “Purchase Price”), payable at such times as specified in Section 2.2(c), up to a maximum earnout payment of Forty Million Dollars ($40,000,000) less the cumulative Ground Zero Payments (the “Maximum Earnout Payment”).

(c)  The Earnout Payments shall be paid as follows:

(i)  Within ten (10) days after the end of each calendar quarter, commencing with the first full calendar quarter immediately following the date hereof, the Buyer shall calculate the aggregate number of Slots on such date minus the number of Slots immediately prior to the date hereof (the “Quarterly Slots”).

(ii)  Within fifteen (15) days after the end of each such calendar quarter, Buyer shall pay to Seller a portion of the Earnout Payment equal to an amount determined by multiplying One Thousand Dollars ($1,000) by the number of Quarterly Slots, less (A) any Earnout Payments previously made by Buyer to Seller and less (B) the currently owed Ground Zero Payment.

(iii)  Buyer and Seller acknowledge that it is their intent to pay the Earnout Payment based on the increase in the aggregate number of Slots from quarter end to quarter end during the Earnout Period and up to a maximum of the Maximum Earnout Payment.

(iv)  Subject to Section 2.2(b)(v), the Earnout Payments shall be made by Buyer in readily available U.S. dollars, by check or by wire transfer.

(v)  If Buyer would like to pay part of any Earnout Payment in Allion’s common stock, Buyer shall notify the payee of such Earnout Payment in stock at least five (5) Business Days before the stock grant. Further, Buyer may only pay up to a maximum of eighty (80%) of any Earnout Payment in Allion’s common stock and only if the following conditions are met:

(A)  Allion’s stock is regularly traded on Nasdaq or a U.S. national securities exchange;

(B)  Allion’s stock is valued as the amount of the closing price of Allion’s stock on Nasdaq or a U.S. national securities exchange for the immediately preceding Business Day prior to the date that such stock is granted as partial payment of the Earnout Payment;

(C)  The common stock of Allion granted as part of the Earnout Payment is freely negotiable and tradable on Nasdaq or a U.S. national securities exchange, except during the period from the date of the IPO until one hundred eighty one (181) calendar days thereafter.

2.3     Buy-Out.

(a)  If there is a Change in Control at any time prior to the twenty four (24) month anniversary of the date hereof and the number of Slots is less than fifteen thousand (15,000), Buyer shall pay the Earnout Payment contemporaneously with the Change in Control, in an amount equal to Fifteen Million Dollars ($15,000,000) less any Earnout Payments made by Buyer to Seller prior to the date of the Change in Control.

(b)  If there is a Change in Control at any time prior to the twenty four (24) month anniversary of the date hereof and the number of Slots is equal or greater than fifteen thousand (15,000); or there is a Change in Control on or after the twenty four (24) month anniversary date of the date hereof, then either of following shall apply, at the Buyer’s sole and absolute discretion (provided, however that either of (i) or (ii) must be chosen by Buyer):

(i)  (A) Buyer’s rights and obligations under this Agreement shall be assumed by Allion, Buyer’s acquirer, Buyer’s successor or other party resulting from a Change in Control and the Agreement shall be otherwise continued even after any Change in Control (by operation of law or otherwise) for the duration of the full Earnout Period; and (B) the historical budgeted amounts provided to the Assets and Seller’s business acquired hereunder shall be maintained at substantially the same level for the duration of the full Earnout Period; or

(ii)  As of the date of the Change in Control, Buyer shall pay Seller an amount equal to fifty percent (50%) of the Projected Future Earnout Payments; provided that in no event shall the payment under this Section exceed the Maximum Earnout Payment.

(c)  For purposes of this Agreement:

(i)  “Projected Future Earnout Payments” shall mean (A) the aggregate number of Slots as of the date of the Change in Control, divided by (B) the number of full and partial months from the date hereof through the date of the Change in Control (the “Accrued Months”), multiplied by (C) the difference of forty (40) minus the Accrued Months.

(ii)  “Change in Control” shall mean: (A) a complete liquidation or dissolution of Buyer or the sale or other disposition of all or substantially all of the Assets (in one transaction or a series of related transactions), except where Allion or another wholly-owned subsidiary of Allion is the resulting owner of the Assets; (B) the acquisition (or series of related acquisitions) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of either of (I) the then outstanding shares of common stock of Allion or (II) the combined voting power of the then outstanding voting securities of Allion entitled to vote generally in the election of directors; (C) a reorganization, merger or consolidation involving Buyer or Allion (whether or not Buyer or Allion is the surviving entity), in each case unless the result is that the holders of Allion’s outstanding securities immediately prior to the consummation of such transaction hold voting securities in excess of fifty percent (50%) of the voting power of Allion or the surviving or resulting entity, as the case may be or the resulting entity is another wholly-owned subsidiary of Allion.

2.4     Accounting. Each Earnout Payment or Buy-Out Payment shall be accompanied with a true and accurate accounting of the calculations to be performed by Buyer pursuant to this Article II, all amounts due Ground Zero and Seller (and/or Seller’s shareholders) (the “Accounting”). The Accounting shall be signed by the chief financial officer of Buyer or Allion certifying that the Accounting is true and accurate.

2.5     Allocation of Purchase Price. The Purchase Price for the Assets shall be allocated for federal, state, local and foreign tax purposes by each party among the Assets as mutually agreed upon by Buyer and Seller and set forth as Exhibit 2.5. For all pertinent tax purposes, each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. After the Closing, Seller and Buyer each shall timely file form 8594 with the IRS detailing this allocation. Any future adjustments to this allocation shall be agreed upon by the parties.

2.6     Nonassignable Contracts. To the extent that the assignment of any Contract to be assigned to Buyer pursuant to this Agreement shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use all reasonable efforts, and Buyer shall cooperate where appropriate, to obtain any consent necessary to any such assignment where such consent is requested by Buyer. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefit, monetary or otherwise, of the Contracts, including enforcement of any and all rights of Seller or Seller’s business against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise.

ARTICLE III

CLOSING

3.1     The Closing. Subject to the terms and conditions of this Agreement, the Closing shall occur on the third Business Day after the consummation of an IPO (the “Closing Date”), at the offices of Buyer’s counsel, Nixon Peabody LLP, 990 Stewart Avenue, Garden City, New York and Seller’s counsel, Hooper, Lundy & Bookman, Inc., 1875 Century Park East, Los Angeles, California, with such coordination as is necessary to facilitate a remote closing. The parties agree that the Closing may occur upon faxed signatures with originals to be provided as soon as practicable thereafter.

3.2     Obligations of Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)  A bill of sale, in the form attached hereto as Exhibit 3.2(a), duly executed by Seller.

(b)  Copies of the resolutions of the Board of Directors and shareholders of Seller certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and which shall be attached hereto as Exhibit 3.2(b);

(c)  All consents to the assignment to Buyer of the Space Lease, in the form of Exhibit 3.2(c)(i), and the Ground Zero Agreement, in the form of Exhibit 9.6, and such other consents as may be mutually agreed upon by the parties prior to the Closing and attached hereto as Exhibit 3.2(c)(ii);

(d)  The independent contractor agreement between Pat Iantorno and Buyer, in form mutually satisfactory to such parties and in the form attached hereto as Exhibit 3.2(d);

(e)  The independent contractor agreement between Linda Lyon and Buyer, in form mutually satisfactory to such parties and in the form attached hereto as Exhibit 3.2(e);

(f)  The severance agreement by and among James Holden, Seller and Buyer, attached hereto as Exhibit 3.2(f);

(g)  Such other instruments of assignment and conveyance as may be necessary or appropriate to fully and effectively transfer to Buyer the Assets; and

(h)  All of the other documents and instruments required to be delivered by Seller.

3.3     Obligations of Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(a)  The Initial Payment;

(b)  Copies of the resolutions of the Board of Directors of Buyer certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, attached hereto as Exhibit 3.3(b);

(c)  The independent contractor agreement between Pat Iantorno and Buyer, in form mutually satisfactory to such parties and in the form attached hereto as Exhibit 3.2(d);

(d)  The independent contractor agreement between Linda Lyon and Buyer, in form mutually satisfactory to such parties and in the form attached hereto as Exhibit 3.2(e);

(e)  The severance agreement by and among James Holden, Seller and Buyer, attached hereto as Exhibit 3.2(f); and

(f)  All of the other documents and instruments required to be delivered by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND SELLER’S BUSINESS

Seller hereby represents and warrants to Buyer, with such qualifications and limitations as set forth in the Disclosure Schedules, as of the date hereof and as of the Closing, as follows:

4.1      Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

4.2      Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and each shareholder of Seller who is a signatory hereto (representing each shareholder of Seller who is of legal age to sign a binding agreement under applicable law) (each, a “Signing Shareholder”) and, assuming due and valid execution by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller and each Signing Shareholder, enforceable against Seller and each Signing Shareholder in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

4.3  No Breach. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (a) violate any provision of the articles of organization or bylaws of Seller; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under the Contracts or any other material agreement, document, certificate or other instrument to which Seller is a party or by which Seller or any of its properties or assets (including the Assets) is subject or bound (except for any Contracts which require consent to assignment to Buyer); (c) result in the creation of, or give any party the right to create, any Encumbrance upon any of the Assets; (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (e), to Seller’s knowledge, conflict with or violate any material statute, law or regulation applicable to Seller or any of the Assets; or (f), to Seller’s knowledge, require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

4.4  Absence Of Liabilities; Books and Records. Seller has no liabilities (whether accrued, unmatured, contingent or otherwise, and whether due or to become due), except for (a) performance obligations under executory contracts, (b) liabilities incurred in the ordinary course of business and (c) liabilities that have not been incurred in the ordinary course of business, but are not, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, operations or prospects of Seller’s business. Seller has no knowledge of any basis for the assertion against Seller of any liability or loss contingency that would have a Material Adverse Effect. The books and records of Seller are accurate and complete in all material respects and have been maintained in accordance with good business practices.

4.5  Absence of Certain Changes or Events. Since December 31, 2004: Seller’s business has been conducted and the Assets have been acquired and operated only in the ordinary and usual course consistent with past practice; neither Seller’s business nor the Assets have suffered any event or condition that has had a Material Adverse Effect; and Seller has no knowledge of any event or condition that has occurred or would reasonably be expected to occur that would reasonably be expected to result in a Material Adverse Effect.

4.6  Assets. Seller has good and freely transferable title to all of the owned Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the owned Assets to Buyer in accordance with the terms hereof, subject to any consents listed on the Disclosure Schedule. Schedule 4.6 sets forth a complete and accurate list of all items of Equipment. The Assets constitute all of the properties and assets used by Seller in connection with the operation of Seller’s business.

4.7  Real Property. Seller does not own any real property and no real property is involved in this transaction. Schedule 4.7 sets forth an accurate and complete list of all leases of Real Property used by Seller in connection with Seller’s business. Seller has peaceful possession of the Real Property and has no other interest in real property in connection with Seller’s business.

4.8  Intellectual Property. Seller owns the Oris System, including, without limitation, all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, know-how, trade secrets and other intellectual property rights that are part of the Assets. The only intellectual property owned by Oris is the Oris System, which is licensed to various licensees. No Oris System infringes any rights owned or held by any other person. There is no pending or, to the knowledge of Seller, threatened claim or litigation against Seller or Seller’s business contesting its right exclusively to use any Oris System. To the knowledge of Seller, no person is infringing the rights of Seller or Seller’s business in any Oris System. No product or service sold or provided by Seller’s business violates or infringes any intellectual property right owned or held by any other person. The source code of Lab Tracker has not been disclosed by Seller or any of its employees, agents or representatives to any Person other than pursuant to a duly executed confidentiality agreement. To the knowledge of Seller, the Oris System as used in the Seller’s business as presently conducted is valid, enforceable and subsisting, and all application, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid and all assignments, certificates and other instruments necessary to record Seller’s rights thereto have been timely filed with the relevant governmental offices.

4.9  Contracts and Commitments. The contracts listed on Schedule 4.9 are all of Seller’s leases, agreements, arrangements, contracts, commitments or understandings, written or oral, and whether legally binding or otherwise, considered part of the Assets (“Contracts”). Seller is not in breach or default, nor, to the knowledge of Seller, is there any basis for any valid claim of breach or default by Seller, under any Contract (except as may be based on an assignment to Buyer without consent). The Contracts are valid and in full force and effect and, assuming the obtaining of any consents to the assignment thereof, consummation of the transactions contemplated by this Agreement will not cause any Contract to cease to be valid and in full force and effect. Accurate and complete copies of the Contracts, including all amendments thereto, have been heretofore delivered to Buyer. Seller has included on Schedule 4.9 all business associate agreements or addenda that Seller has executed with Covered Entities (as that term is defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (“HIPAA”)). Seller is not in breach or default of any such HIPAA business associate agreements or addenda.

4.10  Litigation, Etc. Except as set forth in Exhibit 4.10, there has not been in the two (2) years prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or, to the best of Seller's knowledge, investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency, commission or tribunal brought, asserted or initiated by Seller, or pending or, to the best of Seller’s knowledge, threatened against or involving Seller. To the best of Seller’s knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation. Seller is not subject to any judgment, order or decree.

4.11  Employee Benefit Plans; Employees.

(a)  Schedule 4.11(a) hereto sets forth a true and complete list of each Employee Benefit Plan.

(b)  Each of the Employee Benefit Plans is and has been in compliance with all applicable laws, including without limitation ERISA and the Code in all material respects; each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a determination letter from the Internal Revenue Service pursuant to Revenue Procedure 93-39 to the effect that such Employee Benefit Plan is qualified under Section 401(a) of the Code; no Employee Benefit Plan has or is expected to have an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither Seller nor any ERISA Affiliate has incurred or is expected to incur, directly or indirectly, any liability (including any contingent liability) to or on account of a Employee Benefit Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Employee Benefit Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(b) of ERISA, has occurred or is expected to occur with respect to any Employee Benefit Plan; and no condition exists that presents a risk to Seller or any ERISA Affiliate of incurring a liability to or on account of an Employee Benefit Plan pursuant to Title IV of ERISA.

(c)  The current value of the assets of each of the Employee Benefit Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Employee Benefit Plans, exceeds the present value of the accrued benefits under each such Employee Benefit Plan calculated as the projected benefit obligation using the methodology under Financial Accounting Standards Board Statement No. 87; no Employee Benefit Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (“Multiemployer Plan”) and no Employee Benefit Plan is a multiple employer plan subject to Sections 4063 and 4064 of ERISA or as defined in Section 413 of the Code (“Multiple Employer Plan”); and all contributions or other amounts payable by Seller as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid. Neither Seller nor any ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There are no pending, threatened or, to the best knowledge of Seller, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

(d)  No Employee Benefit Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits under any “employee pension plan” (as that term is defined in Section 3(2) of ERISA) that is qualified under Section 401(a) of the Code.

4.12    Compliance with Law. Seller is and has been, conducting its business, marketing and selling its services and/or products, and owning and operating all of its assets, in compliance in all material respects with all applicable material laws, rules, regulations, orders, authorizations, judgments and decrees, including all material Environmental Laws, of all federal, state, local, foreign or other governmental or regulatory authorities. Seller is in compliance in all material respects with all material permits, licenses, approvals, qualifications and the like issued by any government or regulatory authorities required for Seller's ownership of the Assets and the operation of Seller’s business.

4.13    Finders. Neither Seller, nor any of its Affiliates, nor any of Seller’s directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

4.14    Related Party Transactions; Intercompany Accounts. Except as set forth on Schedule 4.13 hereto, there are no Contracts between Seller, on one hand, and any shareholder, director, officer, employee, consultant or Affiliate of Seller (each, a “Related Party”), on the other, related to Seller’s business. Set forth on Schedule 4.13 is a true and complete list of each transaction during the prior 18 months between Seller, on one hand, and any Related Party, on the other, related to Seller’s business. Except for compensation or bonuses for services rendered, no amounts are owed by or to Seller to or by any Related Party, related to Seller’s business.

4.15    Tax Matters. All Taxes that are due or payable by Seller, whether or not disputed by Seller, have been paid in full. All tax returns to be filed in connection with Taxes have been accurately prepared and duly and timely filed.

4.16    Improper Payments. Neither Seller, nor any of Seller’s shareholders, officers and employees nor, to the best of Seller’s knowledge, Seller’s agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Seller’s business.

4.17    Fraud and Abuse. Neither Seller, nor any of Seller’s shareholders, officers or employees or, to the best of Seller’s knowledge, Seller’s agents, has engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

4.17    Physician Self-Referrals. Seller’s operations are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. To the best of Seller’s knowledge, neither Seller, nor any of Seller’s shareholders, officers, employees or agents, has engaged in any activities that may violate such statutes or regulations.

4.18    No Insolvency. Seller is not legally or equitably insolvent, and the consummation of the transactions contemplated hereby will not render Seller legally or equitably insolvent.

4.19    Disclosure. No representation, warranty or other statement by Seller herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.20    Knowledge. References in this Agreement to “Seller’s knowledge”, “knowledge of Seller” or the “best knowledge of Seller” or variations thereof mean the actual knowledge of the chief executive officer, chief financial officer, general counsel and chief technology officer, those individuals having conducted a reasonable investigation of their internal books, records, policies, procedures and other documents held by Seller. No constructive or imputed knowledge shall be attributed to any other individual by virtue of any position held, relationship to any other person or for any other reason.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1     Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

5.2     Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3     No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (ii) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound; (iii) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (iv) to Buyer’s knowledge, conflict with or violate any material statute, law or regulation applicable to the business of Buyer; or (v) to Buyer’s knowledge, require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

5.4     Finders. Neither Buyer, nor any of its Affiliates, nor any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Seller or any of its Affiliates to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

5.5          As Is. Buyer acknowledges that it is purchasing all equipment that is part of the Option Assets to which Buyer exercises its Option (if any) and is assuming the space under the Space Lease on as “AS IS, WHERE IS” BASIS WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY, any and all of which warranties (both express and implied) Seller hereby disclaims. Buyer acknowledges that Buyer is not relying on any representation or warranty (expressed or implied, oral or otherwise) made by or on behalf of Seller other than as expressly set forth in this Agreement. Nothing herein shall constitute a waiver of any rights Buyer may have against the landlord pursuant to the Space Lease on and after the Closing Date.

5.6          Litigation, Etc. To the best of Buyer’s knowledge, there is no claim, action, suit, inquiry, proceeding or investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or threatened against Buyer. To the best of Buyer’s knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation. Buyer is not subject to any judgment, order or decree.

5.7          Knowledge. References in this Agreement to “Buyer’s knowledge”, “knowledge of Buyer” or the “best knowledge of Buyer” or variations thereof mean the actual knowledge of the chief executive officer, chief financial officer, chief technology officer and general counsel of Buyer, those individuals having conducted a reasonable investigation of their internal books, records, policies, procedures and other documents held by Buyer. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other person or for any other reason.

ARTICLE VI

COVENANTS

6.1     Obtaining Consents. Seller shall use its best efforts to obtain all consents to the assignment to Buyer of the Space Lease and the Ground Zero Agreement, which consents shall be in the form attached hereto as Exhibit 3.2(c)(i) and 9.6, respectively. Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, any governmental and regulatory agencies that are required to consummate the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such assistance as may be reasonably requested by each in connection with the foregoing. Buyer shall not amend any Contract that is part of the Assets, except to the extent reasonably necessary to cause such Contract to be compliant with applicable law.

6.2     Transfer and Retention of Records. Except as may be required for tax purposes or other regulatory purposes, neither Seller, nor any of its respective successors and assigns, will retain any document, databases or other media embodying any confidential or proprietary information relating to the Assets or publish or disclose to any third person any such confidential or proprietary information relating to the Assets; provided, however, that Seller shall be entitled to retain copies of any of the foregoing (and have access to the same after the Closing) to the extent necessary in connection with prosecuting or defending any matter not assumed by Buyer or in connection with Seller’s indemnification rights herein. Seller shall take all actions requested by Buyer to transfer records relating to the Assets, which may include making duplicate copies of any records retained by Seller in the form of papers or computer media, at Buyer’s sole cost and expense.

6.3     Employee Matters. Buyer shall not assume or be responsible in any way for the obligations, liabilities or responsibilities (a) of any Employee Benefit Plan of Seller, (b) of Seller, any Affiliate of Seller or any fiduciary under, arising from, or with respect to any Employee Benefit Plan of Seller or (c) to any of Seller’s officers, directors, employees and agents, arising from or related to the transactions contemplated by this Agreement, except pursuant to Section 8.3(e) and (f). Buyer shall not be deemed to be a successor employer with respect to the employment of any employee of Seller or with respect to any of Seller's Employee Benefit Plans. Buyer may offer employment to any or all of Seller’s employees and former employees, but shall not be obligated to do so.

6.4     Insurance. Seller shall cause Seller’s business to obtain and/or continue to maintain in full force and effect “occurrence” based general liability insurance policies or other insurance arrangements reasonably satisfactory to Buyer through the Closing Date and Seller shall not breach, default, terminate or cancel such insurance policies or agreements.

6.5     Further Assurances. Buyer and Seller shall, and shall cause their respective Affiliates to execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably requested by the other party so as to consummate the transactions contemplated hereby or otherwise to consummate the intent of this Agreement.

6.6     Schedules and Exhibits. On or prior to the Closing, Buyer and Seller shall agree to and attach to this Agreement all schedules and exhibits required herein.

6.7     Audit Rights. Buyer will maintain accurate records with respect to the performance of Buyer’s obligations under Article II and Section 6.9 under this Agreement. Seller shall have the right to review and audit the books, records and operations of Buyer related to Buyer’s obligations under Article II and Section 6.9 at any time and from time to time pursuant to a written notice provided to Buyer from Seller or a shareholder of Seller. Such audit shall take place during Buyer’s normal business hours. Seller’s audit rights under this Section 6.7 shall survive during the Earnout Period.

6.8     Certain Covenants of Seller. Seller hereby covenants that (unless Buyer otherwise gives its written approval in its sole discretion) Seller shall at its sole cost and expense take the actions set forth below:

(a)  On and after the Closing, Seller shall remain liable for the Excluded Liabilities.

(b)  Prior to the Closing, Seller shall operate its business in the ordinary course as historically conducted, and maintain the Assets in good operating condition. Prior to and after the Closing, Seller shall pay its debts and accounts payable in the ordinary course of business and on a timely basis, until such time as Seller is dissolved.

(c)  Prior to the Closing, Seller shall afford Buyer, its attorneys, accountants, consultants and representatives, reasonable access to Seller, the Assets, the books and records of Seller relating thereto and employees of Seller, upon at least two (2) Business Days’ prior notice and during normal business hours, and shall provide to Buyer and its representatives such additional financial and operating data and other information as Buyer shall from time to time reasonably request, all at Buyer’s sole cost and expense.

(d)  Prior to the Closing, Seller shall use its best efforts to preserve for Buyer the goodwill of Seller’s customers and suppliers, and others having business relations with Seller. However, at no time prior to or after the Closing shall Seller engage, or permit its shareholders to engage, in marketing activities on behalf of Buyer, or activities which include the promotion of Buyer or its business, or in any marketing, promotional, selling or other activities in violation of Federal, state or local healthcare laws, rules or regulations.

(e)  Prior to and after the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any suit, litigation or legal proceeding that relates to or might affect the Assets.

(f)  Prior to the Closing, Seller shall not, and shall not permit its shareholders, officers, directors, employees or agents to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any offer or proposal for, or enter into negotiations of any type, or any letter of intent or purchase agreement, merger agreement or other similar agreement with any individual or entity with respect to, a sale of any Assets (other than in the ordinary course of business consistent with past practice) or license of any Assets, or a merger, consolidation or business combination in which Seller is a constituent entity, any sale of all or any portion of Seller’s equity, or any liquidation or similar extraordinary transaction with respect to Seller. Prior to Closing, Seller shall, and shall cause its shareholders, officers, directors, employees and agents to, immediately cease all discussions and negotiations with respect to any such transaction, and promptly advise Buyer of any solicitation or other request by any individual or entity relating to any such transaction. Notwithstanding the foregoing, Seller may hold meetings of its shareholders and/or board of directors to discuss an orderly winding-up and dissolution of Seller after the Closing Date; and Seller may otherwise plan (with its attorneys, accountants, consultants and otherwise) for an orderly winding-up and dissolution of Seller after the Closing Date.

(g)  Prior to the Closing, Seller shall not dispose, encumber or cause, permit or allow any Encumbrance or other encumbrance to be placed on any of the Assets, except for sales in the ordinary course of business.

(h)  Prior to the Closing, Seller shall not amend, terminate, modify or grant any waiver or consent in connection with the Ground Zero Agreement or any Contract, except as contemplated herein.

(i)  Prior to the Closing, Seller shall use its best efforts to have all of its Signing Shareholders sign this Agreement below; provided, however, that such action by the shareholders shall not be a condition to Closing.

(j)  Prior to the Closing, Seller shall use its best efforts to amend any Contract which Seller’s counsel and Buyer’s counsel agree is necessary to amend.

(k)  Prior to the Closing, Seller shall use its best efforts to take any action where the failure or omission to take such action would cause (i) any representation or warranty in Article IV hereof to be untrue or incorrect as of the Closing or (ii) any of the conditions to the Closing not to be satisfied.

6.9     Certain Covenants of Buyer. Buyer hereby covenants that (unless Seller otherwise gives its written approval in its sole discretion) Buyer shall at its sole cost and expense take the actions set forth below:

(a)  During the Earnout Period, Buyer will prepare annual budgets for its operation of the Assets and the business of Seller acquired pursuant to this Agreement, and will promptly deliver to Seller a draft of each such budget promptly as it becomes available for Seller’s review and comments; upon Seller’s request, Buyer and Seller will engage in good faith discussions regarding any proposed changes that Seller desires be made to such budget; and Buyer will in good faith consider such proposed changes. Buyer will submit the final budget to Seller for approval. If Seller does not approve the annual budget, Buyer may submit any number of budgets until Seller approves such annual budget. Until agreement on a final annual budget is obtain, the Assets and the business of Seller acquired by Buyer pursuant to this Agreement shall be operated under the prior year’s annual budget. Buyer and Seller agree that the annual budget for the first year of operation of such business after the Closing Date shall be One Million Five Hundred Thousand Dollars ($1,500,000).

(b)  Prior to the Closing and during the Earnout Period, Buyer shall promptly advise Seller in writing of the commencement or threat against Buyer or Allion of any suit, litigation or legal proceeding that relates to or might affect Buyer’s ability to make the Earnout Payments or Buy-Out Payment.

(c)  During the Earnout Period, Buyer shall use its reasonable efforts under the then-current circumstances to promote, market, sell and take all others steps reasonably necessary to ensure that the LabTracker and Oris System is purchased and used by as many customers as possible in the United States;

(d)  During the Earnout Period, Buyer shall utilize the outbound license agreement for the Oris System in the form attached hereto as Exhibit 6.9 and shall not alter or amend such form license agreement or the charges due thereunder without the written consent of Seller;

(e)  Buyer shall pay all amounts due to Maximum ASP (for computer server services for use of the Oris System) and Interfax (for faxing services for use of the Oris System) on and after the Closing Date, whether billed to Seller or Buyer, which such obligation of Buyer shall be considered an “Assumed Liability” hereunder; provided, however that after the Closing, Buyer may cancel any such arrangement and replace such contractors;

(f)  If the Closing Date does not occur prior to July 1, Buyer shall exercise all options to extend the Letter of Intent and shall continue all payment thereunder;

(g)  During the Earnout Period, without Seller’s prior written consent, Buyer will not enter into any contract, agreement or other arrangement with Ground Zero for the development, marketing or production of any software product that may in any way be competitive with LabTracker or the Oris System and Buyer shall not amend or alter the Ground Zero Agreement in any way that reduces the Earnout Payments or Buy-Out Payments or impairs Buyer’s ability to pay the Earnout Payments and the Buy-Out Payments; and

(h)  During the Earnout Period, Buyer will not license, develop or acquire any direct or indirect ownership or financial interest in any software program with the same or similar functionality as LabTracker or the Oris System by any means including, without limitation, through any in-bound software license, internal software development, engagement of outside software developers, asset acquisition, merger or similar transaction.

6.10     Covenant of Signing Shareholders. Each Signing Shareholder hereby covenants that, at no time prior to or after the Closing shall such Signing Shareholder engage in marketing activities on behalf of Buyer, or activities which include the promotion of Buyer or its business, or in any marketing, promotional, selling or other activities in violation of Federal, state or local healthcare laws, rules or regulations.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1     Non-Competition. Seller and its shareholders hereby agree that as a material inducement to Buyer to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and its shareholders covenant and agree that it, and each of Seller’s shareholders, officers, directors and Affiliates, shall not, during the Earnout Period (the “Restricted Period”), directly or indirectly, on its own behalf or in the service of or on the behalf of others, as an officer, director, trustee or owner (except as the owner of less than five percent (5%) of the outstanding stock of a publicly held corporation) of any business engaged in the business of developing and marketing software for physician prescription writing within the United States (the “Restricted Territory”), except with the prior written consent of Buyer. Any position held by Seller’s shareholders, officers, directors or employees with Buyer or its Affiliates shall not be considered a violation of this Section. Nothing contained herein shall prohibit any person from practicing their profession.

7.2     Non-Interference. Seller and its shareholders further agree that, during the Restricted Period and within the Restricted Territory, Seller and its shareholders will not, directly or indirectly; (i) induce any former customer of Seller or customer of Buyer to patronize any Person who competes with Buyer; (ii) request or advise any former customer of Seller or customer of Buyer to withdraw, curtail or cancel such Person’s business with Buyer; (iii) enter into any contract, the purpose or result of which would benefit such Seller if any former customer of Seller or customer of Buyer were to withdraw, curtail, or cancel such customer’s business with Buyer; or (iv) disclose to any other Person the names or addresses of any former customer of Seller or customer of Buyer, either individually or collectively.

7.3     Acknowledgements. If the provisions of this Article VII are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller and its shareholders from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Seller and its shareholders agree that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Article VII is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Buyer, Seller and its shareholders agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Article VII shall be severable and shall remain in effect and shall be enforceable independently of each other. Seller and its shareholders specifically acknowledge, represent and warrant that the covenants set forth in this Article VII are reasonable and necessary to protect the legitimate interests of Buyer, and that Buyer would not have entered into this Agreement or paid the Purchase Price in the absence of such covenants. Buyer hereby acknowledges and agrees that this Article VII shall only apply to those shareholders who sign a consent to be bound by this Article VII.

ARTICLE VIII

INDEMNIFICATION

8.1     Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V of this Agreement shall survive for one (1) year after the Closing.

8.2     Indemnification by Seller. Seller shall indemnify and save Buyer and its Affiliates, their respective directors, officers, employees, agents and representatives and all of their successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys' fees) (collectively, “Losses”) asserted against, imposed upon or incurred by Buyer Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller contained herein; (b) any breach of any covenant or obligation of Seller contained herein; (c) any liability of Seller arising out of events occurring, conditions existing, products sold or activities of Seller, other than as specified in Sections 8.3(e) and 8.3(f); (d) any liability arising out of or related to the Assets or the Assumed Liabilities accruing prior to the Closing Date; and (e) any payments due by Oris to Ground Zero under Section 5(e) of the Ground Zero Agreement.

8.3     Indemnification by Buyer. Buyer and its Affiliates shall indemnify and save Seller and its respective Affiliates and their respective directors, officers, employees, agents and representatives (collectively “Seller Claimants” and individually a “Seller Claimant”) harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by Seller Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained herein; (b) any breach of any covenant or obligation of Buyer contained herein; and (c) any liability of Buyer arising out of events occurring, conditions existing, products sold or activities of Buyer; (d) any liability arising out of or related to the Assets or the Assumed Liabilities accruing on and after the Closing Date; (e) any claims related to the failure of Buyer to obtain a consent to an assignment of a Contract assumed by Buyer; and (f) any claims related to the termination of or expenses paid for the termination of any Contracts that are part of the Excluded Assets.

8.4     Limitations. Seller shall have no liability to Buyer or Buyer’s Claimant for Losses (for indemnification or otherwise) with respect to claims under Section 8.2(a) until the total of all Losses claimed with respect to such matters exceeds Fifty Thousand Dollars ($50,000) and then Seller shall be liable only for an amount up to the amount of the Purchase Price actually received by Seller and/or Seller’ shareholders.

8.5     Indemnification Procedures.

(a)  The rights and obligations of each party claiming a right to indemnification hereunder (“Indemnitee”) from the other party (“Indemnitor”) shall be governed by the following rules:

(i)  The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines could likely give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

(ii)  In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty (30) days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem reasonably necessary to protect the interests of the Indemnitee) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after thirty (30) days prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor.

(iii)  In addition, in any event specified in clause (B) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

(iv)  The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(v)  The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee's consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer:

9.1     Representations and Warranties Accurate. All representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

9.2     Performance by Seller. Seller shall have performed and complied with all agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3     Certificate. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a principal corporate officer of Seller, to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

9.4     Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any court or regulatory or governmental body or other Person shall have been instituted or threatened which (a) could reasonably be expected to have a Material Adverse Effect on the Assets; (b) arises out of or relates to this Agreement or the transactions contemplated hereby; or (c) questions the validity hereof or seeks to obtain damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

9.5     Closing Deliveries. Buyer shall have received all deliveries to be made to it pursuant to Article III of this Agreement

9.6  Amendments to Ground Zero Agreement. The Ground Zero Agreement shall have been amended in accordance with the amendment attached hereto as Exhibit 9.6, which form shall:

(a)  Provide for Ground Zero’s consent to the transactions contemplated by this Agreement, including without limitation the Assignment of the Ground Zero Agreement to Buyer;

(b)  Release and discharge Buyer from any obligations of Buyer under Section 5(e) of the Ground Zero Agreement; and

(c)  Delete from Section 3(c) the first sentence and the phrase “actively calling such Licensor customers and promoting the Oris System.”

9.7     Consent. Buyer shall have received all consents, waiver, approvals and the like from GE HFS Holding LLC (“GE”), in connection with Buyer’s credit facility with GE.

9.6     Schedules and Exhibits. Buyer shall have agreed to all schedules and exhibits to be attached to this Agreement prior to the Closing and any schedules or exhibits which have been supplemented or changed by Seller prior to the Closing.

9.7     Space Lease. Buyer shall have approved the Space Lease.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Seller.

10.1     Representations and Warranties Accurate. All representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects on and as of the Closing Date as if made again at and as of such date.

10.2     Performance by Buyer. Buyer shall have performed and complied with all agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

10.3     Certificate. Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by a principal corporate officer of Buyer, to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied.

10.4     Legal Prohibition. No suit, action, investigation, inquiry or other proceeding by any court or regulatory or governmental body or other Person shall have been instituted or threatened which (a) could reasonably be expected to have a Material Adverse Effect on the Buyer; (b) arises out of or relates to this Agreement or the transactions contemplated hereby; or (c) questions the validity hereof or seeks to obtain damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

10.5     Shareholder and Board Consent. Seller shall have received approval and authorization to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from Seller’s shareholders and Board of Directors.

10.6     Schedules and Exhibits. Seller shall have agreed to all exhibits to be attached to this Agreement prior to the Closing and any schedules or exhibits which have been supplemented or changed by Buyer prior to the Closing.

10.7     Closing Deliveries. Seller shall have received all deliveries to be made to them pursuant to Article III of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1     Termination.

(a)  This Agreement may be terminated at any time prior to Closing Date:

(i)  by mutual consent of the parties hereto;

(ii)  by Buyer, by written notice given to the Seller, if any of the conditions set forth in Article IX shall have become incapable of fulfillment and shall not have been waived by Buyer; or

(iii)  by Seller, by written notice given to the Buyer, if any of the conditions set forth in Article X shall have become incapable of fulfillment and shall not have been waived by Seller; or

(iv)  by either of the parties hereto:

(A)  if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(B)  if the Closing Date shall not have occurred on or before September 1, 2005; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(C)  if the Buyer and Seller cannot agree on the schedules or exhibits to be attached hereto prior to the Closing; or

(D)  if a material breach of any provision of this Agreement has been committed by the other party and continues for a period of ten (10) calendar days after notice of such breach and such breach has not been waived by the non-breaching party; or

(v)  by Seller if the IPO has not occurred by September 1, 2005;

(vi)  by Seller or Buyer if Seller has not received approval and authorization to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from Seller’s shareholders and Board of Directors on or before the Closing.

(b)  In the event of termination pursuant to Section 11.1(a) of this Agreement, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate, without further action by either of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (A) that the provision of this Section 11.1(b) and the proviso of Section 11.1(a)(iv)(B) of this Agreement shall remain in full force and effect and (B) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.2     Expenses. Except as otherwise stated herein, each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in this Agreement and except that all sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.

11.3     Amendment. This Agreement may not be terminated, amended, altered or supplemented except by a written agreement executed by the Buyer and Seller.

11.4     Entire Agreement. This Agreement, including the schedules and exhibits hereto, contain the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other agreements and understandings of any kind between the parties respecting such subject matter, except the Letter of Intent by and between Buyer and Seller dated February 28, 2005 (the “Letter of Intent”), which shall not be superceded and shall continue in full force and effect. Each and every representation, warranty and covenant shall be deemed to include the information contained in the schedules thereto.

11.5     Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

11.6     Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and any such communication shall become effective five Business Days after being deposited in the United States mails, certified or registered (return receipt requested), with appropriate postage prepaid for first class mail or, if delivered by hand or courier service or in the form of a telex, telecopy or telegram, when received (if received during normal business hours on a Business Day, or if not, then on the next Business Day thereafter), and shall be directed to the following address or telex or telecopy number:

If to Seller:

Oris Medical Systems, Inc.
12526 High Bluff Drive, Suite 250
San Diego, California 92130
Attention: Mr. Pat Iantorno
Telecopier: 858-792-2279

With a copy to:

Hooper, Lundy & Bookman, Inc.
1875 Century Park East, Suite 1600
Los Angeles, California 90067
Attention: Elspeth Delaney
Telecopier: 310-551-8181

If to Buyer:

MOMS Pharmacy, Inc.
1660 Walt Whitman Road
Melville, New York 11747
Attention: Mr. Mike Moran
Telecopier: (631) 547-6532

With a copy to:

Nixon Peabody LLP
990 Stewart Avenue
Garden City, New York 11530
Attention: Allan H. Cohen
Telecopier: (516) 832-7555

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Any notice which is so mailed shall be deemed delivered on the fourth Business Day (or Days) after mailing; any notice which is transmitted by telecopier shall be deemed delivered when transmitted to the telecopier number specified above and acknowledgment of receipt of such facsimile is received.

11.7     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same document.

11.8     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, without regard to applicable principles of conflict of laws that might otherwise govern.

11.9     Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign or transfer this Agreement nor any right or obligation hereunder by operation of law or otherwise without the consent of the other party.

11.10     Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

11.11     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.12     Arbitration. Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration. Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute. Any final equitable or other relief shall be ordered in the arbitration proceeding. Each party shall pay an equal share of the fees and expenses of any arbitrator and any administrative fee of JAMS. Subject to Section 11.13 of this Agreement (attorneys fees), each party shall pay the fees and expenses of its own attorney and witnesses.

11.13     Attorneys’ Fees. In any action or dispute, at law or in equity, that may arise under or otherwise related to this Agreement, the prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, in addition to whatever relief the prevailing party may be awarded.

11.14     Venue. The parties agree that the only proper venue for the resolution of disputes under or otherwise related to this Agreement is San Diego, California. The parties hereby submit to such jurisdiction, and waive any objection to such venue in court or in arbitration.

11.15     Headings. The headings contained in this Agreement (including the schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.16     No Agency. Neither party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, the other party hereto.

11.17     Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.18     Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Buyer until the Assets are transferred at the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

SELLER:

ORIS MEDICAL SYSTEMS, INC.

By:	/s/ Pat Iantorno
Authorized Officer

BUYER:

MOM’S PHARMACY, INC.

By:	/s/ Michael P.Moran
Authorized Officer